EXHIBIT 99.1
PRINCETON AMERICAN CORPORATION
PRESS RELEASE
December 1, 2003

          PHOENIX, AZ - Princeton American Corporation (OTC BB: PAMC) (the "Company"), today announced that it plans to become a non-reporting company by filing a Form 15 with the Securities and Exchange Commission ("SEC") to suspend its reporting obligations under The Securities and Exchange Act of 1934.  The Company expects deregistration to become effective within ninety (90) days after the filing with the SEC.

           Upon filing of the Form 15, the Company's obligation to file with the SEC certain reports and forms, including Forms10-KSB, 10-QSB and 8-K will immediately cease.  In addition, the Company's common stock will no longer be eligible for quotation or trading on the OTC Bulletin Board.

           The Company's Board of Directors considered numerous factors in deciding to become a non-reporting company.  These factors include, but are not limited to, (i) the Company's recent bankruptcy; (ii) the difficulty of finding independent directors, as required by the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), who are willing to serve on the Company's Board, in light of the Company's history (iii) the costs associated with the preparation and filing of the Company's periodic reports with the SEC and complying with Sarbanes-Oxley; and (iv) the lack of analyst coverage and the limited trading of the Company's common stock.  As a result of the enactment of Sarbanes-Oxley and other changes affecting the accounting profession, the Company's legal, accounting and insurance costs will increase substantially.  By eliminating its reporting requirement to the SEC and reducing its professional expenses, the Company can focus its limited resources on managing its assets with a view towards maximizing shareholder value.

           The Company's primary business activity is the management of its assets, including two office buildings in Phoenix, Arizona totaling 50,000 square feet.  The Company's principal headquarters is located at 2222 E. Camelback Road, Phoenix, Arizona 85016.

           The information contained in this Press Release includes certain "forward-looking" statments within the meaning of the Safe Harbor provisions of Federal Securities Law.  Investors are cautioned that such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertaintites, including the future financial performance of the Company.  Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct and actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause results to differ include, but are not limited to, the successful management of the Company's assets and general economic risks and uncertainties.  All forward-looking statements contained in this Press Release are qualified in their entirety by this cautionary statement.